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NEWS RELEASE                                                        [CIGNA LOGO]

                                   EXHIBIT 20

For Release:      IMMEDIATE



Contact: ROBERT W. SULLIVAN, FINANCIAL RELATIONS - (215) 761-6130 MICHAEL J. MONROE, MEDIA RELATIONS - (215) 761-6133



                      CIGNA'S SECOND QUARTER 1996 RESULTS



PHILADELPHIA, JULY 30, 1996 -- CIGNA Corporation (NYSE:CI) today reported second quarter 1996 operating income* of $252 million, or $3.28 on a primary earnings per share basis, versus $189 million, or $2.60 per share, reported in the second quarter of 1995. For the first half of 1996, operating income was $471 million or $6.13 per share, versus $335 million, or $4.62 per share, for 1995.

SEGMENT RESULTS:

EMPLOYEE LIFE AND HEALTH BENEFITS

This segment, which includes CIGNA's HMO and Indemnity operations, had operating income of $121 million in the second quarter of 1996. This compares with operating income of $129 million in the second quarter of 1995. For both the first six months of 1996 and 1995, operating income was $233 million.

The second quarter 1996 operating income from the Indemnity business was $69 million as compared to $79 million in the second quarter of 1995, while the HMO business reported $52 million in the second quarter of 1996 versus $50 million for the same period in 1995.

* OPERATING INCOME IS DEFINED AS NET INCOME EXCLUDING AFTER-TAX REALIZED INVESTMENT RESULTS.
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HMO medical membership grew by 447,000 covered lives or 12% since June 30, 1995.

EMPLOYEE RETIREMENT AND SAVINGS BENEFITS

This segment, which operates in the defined contribution and defined benefit markets, had operating income of $44 million in the second quarter of 1996. This compares with operating income of $46 million in the second quarter of 1995. For both the first six months of 1996 and 1995, operating income was $95 million.

Assets under management at June 30, 1996 were $38.4 billion, an increase of 6% from $36.2 billion as of June 30, 1995.

INDIVIDUAL FINANCIAL SERVICES

This segment, which includes individual and corporate-owned life insurance, life, accident and health reinsurance, and annuity businesses, had operating income of $42 million in the second quarter of 1996. This compares with operating income of $45 million in the second quarter of 1995. For the first six months of 1996, operating income was $74 million compared with $76 million in 1995.

PROPERTY AND CASUALTY

The property and casualty (P&C) segment had operating income of $59 million for the second quarter of 1996. This compares with an operating loss of $12 million for the second quarter of 1995. For the first six months of 1996, operating income was $101 million, compared with a loss of $31 million in 1995.

The P&C segment consists of the Ongoing operations, International and Domestic, and the Run-off operations.
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Amounts for 1995 are reported on a pro forma basis as though the Domestic P&C restructuring, which was effective as of December 31, 1995, was in place at the beginning of 1995. These pro forma results are not necessarily indicative of the results that would have been reported had the restructuring actually occurred as of January 1, 1995. Consolidated P&C segment amounts for 1995 did not change.

International had operating income for the second quarter of 1996 of $36 million, compared with $30 million in 1995. The GAAP combined ratio after policyholders' dividends was 93.2% for the second quarter of 1996, compared with 94.4% for the comparable period of 1995.

Domestic had operating income of $20 million for the second quarter of 1996, compared with a loss of $2 million in 1995. The GAAP combined ratio after policyholders' dividends for the second quarter of 1996 was 109.1%, compared with 114.6% for the comparable period of 1995.

Pre-tax catastrophe losses for the Ongoing operations were $8 million and $27 million for the second quarter of 1996 and 1995, respectively. Six month pre-tax catastrophe losses for the Ongoing operations for 1996 were $31 million compared with $41 million in 1995.

Run-off had operating income of $3 million in the second quarter of 1996, compared with a loss of $40 million for the same period in 1995.

OTHER

Other Operations, which includes unallocated investment income, expenses and taxes, as well as the results of CIGNA's investment and real estate subsidiaries and settlement annuity business, had an operating loss of $14 million in the second quarter of 1996. This compares with an
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operating loss of $19 million in the second quarter of 1995. For the first six months of 1996, the operating loss was $32 million, compared with a loss of $38 million in 1995.

NET INCOME

Consolidated net income for the quarter was $231 million ($3.00 primary earnings per share), compared with $205 million ($2.82 per share) a year ago. For the first half of 1996, consolidated net income was $469 million ($6.10 per share), compared with $495 million ($6.82 per share) a year ago.

The 1996 second quarter consolidated net income included after-tax realized investment losses of $21 million ($0.28 per share), compared with gains of $16 million ($0.22 per share) for the same period of 1995. Consolidated net income for the first half of 1996 included after-tax realized investment losses of $2 million ($.03 per share), compared with gains of $160 million ($2.20 per share) for the same period of 1995. The significant investment gains in the first half of 1995 reflect the effects of restructuring the equity portfolio.

REVENUES

Consolidated revenues for the second quarter of 1996 were $4.7 billion, compared with $4.8 billion for the same period in 1995. For the first six months of 1996, consolidated revenues were $9.4 billion versus $9.5 billion in 1995.

ASSETS/SHAREHOLDERS' EQUITY

Assets at June 30, 1996 and year-end 1995 were approximately $95.9 billion. Shareholders' equity was $6.9 billion ($90.40 per share) at June 30, 1996, compared with $7.2 billion ($93.76 per share) at December 31, 1995.

                                       ###
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CIGNA  CORPORATION                                                  [CIGNA LOGO]
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS
(Dollars in millions, except per share amounts)

================================================================================================================
                                                           Three Months Ended               Six Months Ended
                                                                 June 30,                       June 30,
                                                           1996           1995            1996            1995
                                                        --------------------------------------------------------
REVENUES
    Premiums and fees                                   $  3,499        $  3,514        $  6,889        $  6,932
    Net investment income                                  1,111           1,085           2,194           2,112
    Other revenues                                           152             130             294             257
    Realized investment gains (losses)                       (31)             24              (1)            206
                                                        --------------------------------------------------------
         Total                                          $  4,731        $  4,753        $  9,376        $  9,507
                                                        ========================================================

OPERATING INCOME (LOSS) BY SEGMENT (1)
    Employee Life and Health Benefits:
        Indemnity operations                            $     69        $     79        $    125        $    126
        HMO operations                                        52              50             108             107
                                                        --------        --------        --------        --------
          Total Employee Life and Health Benefits            121             129             233             233
    Employee Retirement and Savings Benefits                  44              46              95              95
    Individual Financial Services                             42              45              74              76
    Property and Casualty (2):
       Domestic                                               20              (2)             32             (16)
       International                                          36              30              65              48
                                                        --------        --------        --------        --------
          Ongoing operations                                  56              28              97              32
       Run-off operations                                      3             (40)              4             (63)
                                                        --------        --------        --------        --------
            Total Property and Casualty                       59             (12)            101             (31)
     Other Operations                                        (14)            (19)            (32)            (38)
                                                        --------------------------------------------------------
        Total                                           $    252        $    189        $    471        $    335
                                                        ========================================================

NET INCOME (LOSS) BY SEGMENT
    Employee Life and Health Benefits:
        Indemnity operations                            $     65        $     98        $    119        $    226
        HMO operations                                        52              50             108             107
                                                        --------        --------        --------        --------
          Total Employee Life and Health Benefits            117             148             227             333
    Employee Retirement and Savings Benefits                  40              46             101              97
    Individual Financial Services                             40              42              74              75
    Property and Casualty (2):
       Domestic                                               16              (3)             33              34
       International                                          39              31              75              47
                                                        --------        --------        --------        --------
          Ongoing operations                                  55              28             108              81
       Run-off operations                                     (4)            (38)             (7)            (65)
                                                        --------        --------        --------        --------
             Total Property and Casualty                      51             (10)            101              16
    Other Operations                                         (17)            (21)            (34)            (26)
                                                        --------------------------------------------------------
        Total                                           $    231        $    205        $    469        $    495
                                                        ========================================================

WEIGHTED AVERAGE SHARES
    OUTSTANDING  (thousands)                              76,821          72,616          76,854          72,529
                                                        ========================================================

PRIMARY EARNINGS PER SHARE:
    Operating income (1)                                $   3.28        $   2.60        $   6.13        $   4.62
    After-tax realized investment gains (losses)           (0.28)           0.22           (0.03)           2.20
                                                        --------------------------------------------------------

    Net income                                          $   3.00        $   2.82        $   6.10        $   6.82
                                                        ========================================================

SHAREHOLDERS' EQUITY at June 30                                                         $  6,885        $  6,829
                                                                                        ========================

SHAREHOLDERS' EQUITY  PER SHARE at June 30                                              $  90.40        $  94.16
                                                                                        ========================

 (1) Operating income is defined as net income excluding after-tax realized investment results.

 (2) Amounts for the Property and Casualty segment's Domestic and Run-off operations for 1995 are reported on a pro forma basis as though the Property and Casualty restructuring, which was effective as of December 31, 1995, was in place at the beginning of 1995. These pro forma results are not necessarily indicative of the results that would have been reported had the restructuring actually occurred as of January 1, 1995. Consolidated Property and Casualty segment amounts for 1995 did not change.